Pricing Supplement dated November 3, 2005	Rule 424(b)(3)
(To Prospectus dated September 26, 2003 and	File No. 333-108464
Prospectus Supplement dated September 26, 2003)	Cusip No.88319QH89

Textron Financial Corporation

Medium-Term Notes, Series E

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corporation

Medium-Term Notes, Series E-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Floating Rate

Issuer: Textron Financial Corporation

Principal Amount: $50,000,000	Initial Interest Rate: to be determined *

Agent's Discount or Commission: $0	Original Issue Date: November 23, 2005

Net Proceeds to Issuer: $50,000,000	Stated Maturity Date: November 23, 2007

Interest Category

☒	Regular Floating Rate Note

☐	Floating Rate/Fixed Rate Note
Fixed Rate Commencement Date:
Fixed Interest Rate: %

☐	Inverse Floating Rate Note
☐ Fixed Interest Rate: %

Interest Rate Basis or Bases:

☐	CD Rate	☐	Federal Funds Rate	☐	Prime Rate
☐	CMT Rate	☐	LIBOR	☒	Other (see below under Other Provisions)
☐	Commercial Paper Rate	☐	Treasury Rate

If LIBOR:

☐	LIBOR Reuters Page:
☐	LIBOR Telerate Page: 3750

LIBOR Currency: US$

If CMT Rate:

CMT Telerate Page:
☐	Telerate Page 7051
☐	Telerate Page 7052
☐	Weekly Average
☐	Monthly Average

Spread (+/-): -18 bps	Maximum Interest Rate: %

Spread Multiplier: N/A	Minimum Interest Rate: 0%

Index Maturity: 2 years

Initial Interest Reset Date: December 23, 2005

Interest Reset Dates: Monthly, on the 23rd day

Interest Payment Dates: Monthly, on the 23rd day

Interest Determination Dates: Two New York business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):

Day Count Convention:

☐	Actual/360 for the period from ________ to ________
☐	Actual/Actual for the period from _______ to _______
☒	30/360 for the period from November 23, 2005 to November 23, 2007

Redemption:

☒	The Notes cannot be redeemed prior to the Stated Maturity Date.
☐	The Notes can be redeemed prior to Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: ____%
Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒	The Notes cannot be repaid prior to the Stated Maturity Date.
☐	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐		Yes	☒	No
Issue Price:	%

Total Amount of OID:

Yield to Maturity:	%

Initial Accrual Period OID:

Agent:

☐	Merrill Lynch, Pierce, Fenner & Smith	☐	HSBC Securities (USA) Inc.
	Incorporated	☐	J.P. Morgan Securities Inc.
☐	Banc of America Securities LLC	☐	Tokyo-Mitsubishi International plc
☐	Barclays Capital Inc.	☐	UBS Securities LLC
☐	Citigroup Global Markets Inc.	☐	Wachovia Securities Inc.
☐	Credit Suisse First Boston LLC	☒	Other: _BNP Paribas Securities Corp.__
☐	Deutsche Bank Securities Inc.

Agent acting in the capacity as indicated below:

☒	Agent	☐	Principal

If as Principal:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐	The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of 99.98% of the Principal Amount.

Other provisions:

Interest Rate Basis is the 2-year USD mid-swap rate (semi-annual – 30/360), quoted versus 3-month USD LIBOR (quarterly – act/360), at 11:00am New York time on the relevant Interest Determination Date, as set forth at Reuters ISDAFIX1.

Business Day Convention: Unadjusted, following day

* Initial Interest Rate will be set on November 23, 2005 as determined 2 New York business days prior.

Terms are not completed for certain items above because such items are not applicable.

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